Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Dillard’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 18, 2010 relating to the financial statements, which appears in the Annual Report of the Dillard’s Investment and Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2009.

PricewaterhouseCoopers LLP

Dallas, TX

July 1, 2010